Exhibit 99.1

Northern Oil and Gas, Inc. Announces Preliminary Fourth Quarter 2017 Results

MINNEAPOLIS, MINNESOTA - February 1, 2018 - Northern Oil and Gas, Inc. (NYSE American: NOG) today announced selected preliminary and unaudited fourth quarter 2017 results.

FOURTH QUARTER HIGHLIGHTS

•
Daily production in the fourth quarter exceeded prior guidance, increasing 9.3% sequentially and 22.3% year over year to average 16,742 barrels of oil equivalent (“Boe”) per day, for a total of 1,540,237 Boe

•	Northern beat its prior expense guidance with lower production expenses, production taxes, and general and administrative expenses on a per Boe basis

•	Fourth quarter oil differential was $3.51 per barrel, an improvement of $2.71 per barrel compared to the third quarter

•	Northern added 7.1 net wells to production during the fourth quarter, bringing year-to-date well additions to 16.9 net wells

MANAGEMENT COMMENT

“December marked an excellent finish to a very good quarter for Northern with net well additions and production coming in higher than our prior guidance and expenses (LOE, production taxes, G&A expenses and differentials) coming in lower than our previous guidance,” commented Northern’s Interim President, Brandon Elliott. “The strong end to 2017 demonstrates the effectiveness of our focus on capital allocation and the advantages of the non-operating business model. Our production has returned to levels not seen since the first quarter of 2015 and we have achieved this production with capital spending levels that were 71% lower in 2017 compared to 2014. We are looking forward to the momentum that our capital allocation process has helped build continuing in 2018.”

CAPITAL EXPENDITURES & DRILLING ACTIVITY

Northern saw a pick-up of activity and completions within its core acreage during 2017 resulting in 7.1 net wells added to production during the fourth quarter, bringing year-to-date well additions to 16.9 net wells. Higher activity levels in the core also resulted in a 4.9 net well increase of wells in process compared to year-end 2016, with total wells in process equaling 18.3 net wells at year-end 2017. The combination of more wells in process and more wells added to production than originally anticipated resulted in total capital expenditures incurred of $57.3 million for the fourth quarter and $156.0 million for 2017.

PRELIMINARY FOURTH QUARTER 2017 RESULTS

The following table sets forth selected operating and financial data for the periods indicated. The results for the three months ended December 31, 2017 are preliminary unaudited estimates and are subject to change.

	Three Months Ended December 31,
	2,017	2,016	% Change
Net Production:
Oil (Bbl)	1,282,122	1,063,535	21
Natural Gas and NGLs (Mcf)	1,548,688	1,174,434	32
Total (Boe)	1,540,237	1,259,274	22

Average Daily Production:
Total (Boe)	16,742	13,688	22

Average Sales Prices:
Oil (per Bbl)	$51.79	$41.83	24
Effect of Gain on Settled Derivatives on Average Price (per Bbl)	(1.45)	6.65	(122)
Oil Net of Settled Derivatives (per Bbl)	50.34	48.48	4
Natural Gas and NGLs (per Mcf)	3.92	2.21	77
Realized Price on a Boe Basis Including all Realized Derivative Settlements	45.85	43.00	7

Costs and Expenses (per Boe):
Production Expenses	$8.65	$9.31	(7)
Production Taxes	4.31	3.56	21
General and Administrative Expense	2.00	2.97	(33)

Average Differential to NYMEX WTI	3.51	7.46	(53)

UPCOMING CONFERENCE SCHEDULE

EnerCom Dallas 2018 Energy Investor Conference
February 21 - 22, 2018, Dallas, TX

ABOUT NORTHERN OIL AND GAS

Northern Oil and Gas, Inc. is an exploration and production company with a core area of focus in the Williston Basin Bakken and Three Forks play in North Dakota and Montana. More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”). All statements other than statements of historical facts included in this release regarding Northern’s estimated results for the three months ended December 31, 2017, financial position, business strategy, plans and objectives of management for future operations, industry conditions, and indebtedness covenant compliance are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future sales, market size, collaborations, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond Northern’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: the finalization of Northern’s financial statements for the year ended December 31, 2017, which could impact the estimated results presented herein, Northern’s ability to consummate any transaction with its bondholders, including the final terms of any such transaction, which could result in the issuance of a significant amount of equity, changes in crude oil and natural gas prices, the pace of drilling and completions activity on Northern’s properties, Northern’s ability to acquire additional development opportunities, changes in Northern’s reserves estimates or the value thereof, general economic or industry conditions, nationally and/or in the communities in which Northern conducts business, changes in the interest rate environment, legislation or regulatory requirements, conditions of the securities markets, Northern’s ability to raise or access capital, including as a condition to any transaction with its bondholders, changes in accounting principles, policies or guidelines, financial or political instability, acts of war or terrorism, and other economic, competitive, governmental, regulatory and technical factors affecting Northern’s operations, products, services and prices.

Northern has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond Northern’s control. Northern does not undertake any duty to update or revise any forward-looking statements any forward-looking statements, except as may be required by the federal securities laws.

CONTACT:

Brandon Elliott, CFA
Interim President
952-476-9800
belliott@northernoil.com

SOURCE Northern Oil and Gas, Inc.